UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 1, 2017

BASSETT FURNITURE INDUSTRIES, INCORPORATED

(Exact name of registrant as specified in its charter)

VIRGINIA	0-209	54-0135270
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

3525 FAIRYSTONE PARK HIGHWAY BASSETT, VIRGINIA	24055
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 276/629-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Management Savings Plan

On May 1, 2017, the Board of Bassett Furniture Industries, Incorporated (the “Company”), upon the recommendation of the Organization, Compensation and Nominating Committee (the “Committee”), adopted the Bassett Furniture Industries, Incorporated Management Savings Plan (the “Plan”) to be effective May 1, 2017. The Plan is an unfunded, nonqualified deferred compensation plan maintained for the benefit of highly compensated or management level employees selected by the Committee. The Plan is an account-based plan under which (i) participants may defer voluntarily the payment of current compensation to future years (“participant deferrals”) and (ii) the Company may make cash awards to participants payable in future years (“Company contributions”). Below is a brief description of the terms and conditions of the Plan and awards recently made under the Plan.

The Plan permits each participant to defer up to 75% of base salary and up to 100% of any discretionary, annual incentive or other bonus designated by the Committee, which amounts would be credited to a deferral account established for the participant. Such participant deferrals will always be fully vested. Participant deferrals will be indexed to one or more deemed investment alternatives chosen by the participant from a range of alternatives made available under the Plan. Each participant’s account will be adjusted to reflect gains and losses based on the performance of the selected investment alternatives. A participant may receive distributions from the Plan: (1) upon separation from service, in either a lump sum or annual installment payments over up to a 15 year period, as elected by the participant, (2) upon death or disability, in a lump sum, or (3) on a date or dates specified by the participant (“scheduled distributions”) with such scheduled payments made in either a lump sum or substantially equal annual installments over a period of up to five years, as elected by the participant. A participant’s election regarding scheduled distributions will be subject to override by the other distribution timing provisions described above in the event of death or in the event of a separation from service or disability prior to the commencement of any scheduled distributions.

Company contributions will vest in accordance with the schedule indicated in any agreement between the Company and the participant, award letter or other documentation provided to the participant (each, a “contribution agreement”) or, if not so addressed, then such contributions will vest in full on the third anniversary of the date such amounts are credited to the participant’s account. Company contributions are subject to the same rules described above regarding the crediting of gains or losses from deemed investments and the timing of distributions, except that if so provided in any contribution agreement, company contributions (1) may represent a fixed amount that is not eligible to be credited with gains or losses from deemed investments and (2) may have a distribution schedule that may not be modified by the participant and will not be subject to the other distribution timing provisions described above.

On May 2, 2017, the Company made cash awards under the Plan to certain management employees, including awards to the following named executive officers, each in the amount of $400,000: Bruce C. Cohenour; Mark S. Jordan; John E. Bassett, III; and J. Michael Daniel. The awards vest in full on the first anniversary of the date of the award if the participant has reached age 63 by that time, or, if later, on the date the participant reaches age 63, provided in either instance that the participant is still employed by the Company at that time. If not previously vested, the awards will also vest immediately upon the death or disability of the participant prior to the participant’s separation from service. The awards will not be credited with gains or losses from any deemed investments and will be payable in 10 equal annual installments following the participant’s death, disability or separation from service.

The foregoing description of the Plan and the awards made thereunder is qualified by reference to the full terms of the Plan and the form of the award letters, copies of which are filed herewith as exhibits and incorporated herein by reference.

Item 9.01(d).  Exhibits

Exhibit 10.1   Bassett Furniture Industries, Incorporated Management Savings Plan

Exhibit 10.2   Form of Long Term Cash Award under the Bassett Furniture Industries, Incorporated Management Savings Plan

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BASSETT FURNITURE INDUSTRIES, INCORPORATED

Date: May 5, 2017	By:	/s/ J. Michael Daniel
J. Michael Daniel
	Title:	Senior Vice President - Chief Financial Officer